Exhibit 99

For more information:
Matthew Hale	Peter K. Herbert
Chief Financial Officer for S1 Corporation	S1 Corporation Public Relations
(404) 923-3500	(404) 923-6647
matt.hale@s1.com	peter.herbert@s1.com

S1 TO ACQUIRE FINANCIAL TRANSACTION SOLUTION, ADD ATM CHANNEL TO COMPLETE
INTEGRATED FRONT-OFFICE SUITE

— Mosaic Software, a Global Provider of Financial Transaction Processing
Solutions, to Join the S1 Family —

ATLANTA — November 8, 2004 — S1 Corporation (NASDAQ:SONE), a leading provider of integrated front-office applications for financial institutions, announced today that it has reached a definitive agreement to acquire U.K.-based Mosaic Software Holdings Limited, a global provider of solutions that drive ATMs and electronic payments. The acquisition will add a leading financial transaction solution to S1’s suite of products and will enable S1 to offer financial services providers an ATM channel solution along with the S1 Enterprise integrated front-office suite, which already includes the branch, call center, Internet and voice customer interaction channels.

The solutions developed by Mosaic provide flexible, open and extensible technology for processing electronic financial transactions. The solutions directly control ATMs, intercept cardholders’ bankcard transactions, and process these transactions online to core system accounts. The software is utilized by banks operating standard ATMs as well as by non-traditional financial service providers, including retailers that offer advanced, multi-function ATMs to customers for initiating transactions for money orders, transfers, pay check deposits, and bill pay. Mosaic’s software also manages payment authorization transactions initiated through point-of-sale (POS) devices, online retail sites, and Web-based call centers.

“S1’s Enterprise strategy has always been focused on delivering a single view of the customer across multiple channels,” said Jaime Ellertson, CEO of S1. “With the acquisition of Mosaic, S1 is the only vendor in the financial services space that can enable institutions to extend multi-channel integration across all of their primary customer interaction channels. The addition of Mosaic to the S1 family not only helps us more rapidly execute our Enterprise strategy, but also brings new expertise to our management and development teams, extends our international operations, and adds a significant customer base into which we can offer integrated S1 front-office solutions.”

Over the past 10 years, Mosaic has built a strong reputation and a customer base of approximately 210 financial institutions and retailers in more than 40 countries. Mosaic’s customers include Woodforest National Bank, Honda Federal Credit Union, Standard Bank South Africa, Mercantile Bank Limited, 7-Eleven, Marks and Spencer, and FedEx Kinko’s. The company has a staff of 190, including more than 100 software developers, in offices in the U.S, the U.K, Australia, and South Africa.

According to Mosaic CEO Johann Dreyer: “The strategic fit between S1 and Mosaic creates an exceptional opportunity for both organizations, their customers, and their employees. By extending the Enterprise vision, S1 offers a unique value proposition to the financial services market. Mosaic’s customers will benefit from S1’s large-company stability, industry-leading commitment to R&D, and strategic focus on Mosaic’s solutions. Mosaic’s financial institution customers will also have the ability to implement sophisticated, easy-to-use solutions for ATM and electronic payments together with S1’s multi-channel front-office solution, S1 Enterprise.”

Under the terms of the transaction, S1 will pay $37 million in cash upon the closing of the transaction and up to an additional $15 million in cash may be paid in earn-out payments upon Mosaic achieving certain financial metrics during its fiscal year ending May 31, 2005. The closing of the transaction is subject to customary closing conditions.

S1’s ATM solution will be available independently or as a component of a complete solution that gives banks one view of customers across channels. S1 also offers the following major applications of S1 Enterprise 3.0: S1 Enterprise Teller, S1 Enterprise Sales and Service Platform, S1 Personal Banking, S1 Business Banking, S1 Corporate Banking, S1 Insurance, S1 Enterprise Call Center, S1 Enterprise Voice Banking (powered by Edify), and S1 Enterprise Analytics. More than 100 financial service providers have committed to S1 Enterprise solutions to realize measurable benefits through implementing multi-channel ready applications.

Conference Call Information

Company management will host a webex to discuss the details and take questions regarding this agreement today, Monday, November 8th at 8:00 a.m. EST. A replay of this webcast will be available until November 15th. This same material will be available without Q & A via a live webcast from the AeA Classic Financial Conference later in the day at 6:30 p.m. EST. A replay of this webcast will be available for 90 days. Interested parties may access both webcasts through the company’s corporate website, www.s1.com. These webcasts will contain forward-looking statements and other material information.

About S1 Corporation

S1 Corporation is a leading global provider of integrated front-office applications for more than 4,000 banks and insurance providers around the world. Comprised of applications that address virtually every market segment and delivery channel, S1 solutions help integrate and optimize an institution’s entire front office, resulting in increased operational efficiencies, revenue opportunities and overall customer satisfaction. S1 is the only provider with the proven experience, breadth of products and financial strength to empower financial services companies’ enterprise strategies. Additional information about S1 is available at www.s1.com.

Forward-Looking Statements

This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act. These statements include statements with respect to our financial condition, results of operations and business. The words “believes,” “expects,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or similar terminology identify forward-looking statements. These statements are based on our beliefs as well as assumptions made using information currently available to us. Because these statements reflect our current views concerning future events, they involve risks, uncertainties and assumptions. Therefore, actual results may differ significantly from the results discussed in the forward-looking statements. The risk factors included in our reports filed with the Securities and Exchange Commission (and available on our web site at www.s1.com or the SEC’s web site at www.sec.gov) provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Except as provided by law, we undertake no obligation to update any forward-looking statement.

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